Exhibit 10.3
IXIA
Summary of Compensation Arrangements
for Named Executive Officers
     Set forth below is a summary of the compensation paid by Ixia (the “Company”) to the executive officers of the Company who were named in the Summary Compensation Table appearing in the Proxy Statement relating to the Company’s 2005 Annual Meeting of Shareholders (collectively, the “Named Executive Officers”).
     Base Salaries. As approved by the Compensation Committee of the Company’s Board of Directors on April 7, 2005 (except as otherwise indicated below), effective January 1, 2005, the Named Executive Officers receive base salaries in the amounts indicated below:

Name and Position	2005 Base Salary Amount

Errol Ginsberg, President and Chief Executive Officer	$346,500

Thomas B. Miller, Chief Financial Officer	$224,700

David Anderson, Senior Vice President, Worldwide Sales and Business Development Operations	$250,000	*

Robert W. Bass, Executive Vice President, Operations	$225,740,

Joseph A. Noble, Vice President, Asia Pacific Sales	$120,000	*

*	Such amount was approved by the Compensation Committee on April 2, 2004.
     The Compensation Committee of the Board of Directors may adjust the foregoing base salaries from time to time as the Committee deems appropriate. Such adjustments are generally made annually.
     Incentive Awards. The Named Executive Officers are also eligible to participate in the Company’s cash and equity incentive compensation plans pursuant to the terms of such plans; provided, however, that Messrs. Anderson and Noble are eligible to receive sales commissions in lieu of participation in the Company’s cash bonus plans. Such cash and equity incentive plans, and the forms of awards thereunder providing for the material terms of such plans, are included as exhibits to the Company’s filings with the Securities and Exchange Commission.
     Other Compensation. Named Executive Officers who elect to participate in the Company’s 401(k) Plan are entitled to receive certain Company matching contributions under the 401(k) Plan. Named Executive Officers are also eligible to receive such other compensation as may from time to time be approved by the Compensation Committee.